Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•                  2014 EPS FROM CONTINUING OPERATIONS OF $4.48

•                  RECORD NEW AWARDS OF $28.8 BILLION

•                  BACKLOG UP 22 PERCENT TO $42.5 BILLION

•                  RETURNED OVER $1 BILLION TO SHAREHOLDERS IN 2014

IRVING, TEXAS — February 18, 2015 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2014.  Net earnings attributable to Fluor from continuing operations for 2014 were $715 million, or $4.48 per diluted share, up from $668 million or $4.06 per diluted share in 2013.  Consolidated segment profit for the year was $1.3 billion, compared to $1.2 billion a year ago.  Segment profit results for 2014 reflect an improvement in Oil & Gas, offset by declines in the Industrial & Infrastructure, Government and Global Services segments.  Revenue of $21.5 billion in 2014 was down from $27.4 billion in the prior year, mainly due to reductions from the Industrial & Infrastructure segment’s mining and metals business line.

Full year new awards were a record $28.8 billion, comprised of $19.7 billion in Oil & Gas, $4.7 billion in Government, $3.3 billion in Industrial & Infrastructure and $1.1 billion in Power.  This compares to $25.1 billion in new awards in 2013.  Consolidated backlog at year-end was $42.5 billion, which compares with $34.9 billion a year ago, reflecting growth in both the Oil & Gas and Government segments.

“Our performance in 2014 was strong, with record new awards and an ending backlog of over  $42 billion going into 2015,” said Fluor Chairman and Chief Executive Officer David Seaton. “Although we continue to track a robust prospect list across a number of end markets and geographies, the short-term impact of oil prices and the timing of major capital investment decisions by our customers create uncertainty.”

Corporate G&A expense for 2014 was $183 million, compared with $175 million a year ago.  Fluor’s cash and marketable securities balance remains strong at $2.4 billion.  During 2014, the Company generated $643 million in cash flow from operating activities, repurchased $906 million worth of Fluor shares, and paid out $126 million in dividends.  During the fourth quarter the Company issued $500 million in senior notes and implemented a plan to repurchase $1 billion of shares, including approximately $500 million repurchased in the fourth quarter.

Outlook

Although we continue to closely monitor the capital spending plans of our major oil and gas clients, at this point in time we believe effects from slower spending by our customers on our earnings per share guidance will be significantly offset by the positive effects of our announced share repurchase program. However, we believe the upper half of the range, while still achievable, has become more challenging. As a result, the company is expanding its 2015 guidance range to $4.40 to $5.00 per diluted share, which compares to the previous range of $4.50 to $5.00 per diluted share. This guidance excludes the effects of the previously announced termination and settlement of Fluor’s U.S. defined benefit pension plan later in 2015.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $673 million in 2014, an increase from $441 million in 2013.  Revenue for 2014 was $11.4 billion, compared with $11.5 billion in the previous year.  The segment’s strong operating results reflect increased contributions from upstream and petrochemical projects.  Full year new awards in 2014 totaled $19.7 billion, compared to $12.9 billion in 2013.  In the fourth quarter, the segment booked new awards of $4.9 billion, including a petrochemical facility for Sasol in the United States and a delayed coker unit for Pemex in Mexico.  Ending backlog for the Oil & Gas segment rose 42 percent from a year ago to end 2014 at a record $28.4 billion.

The Industrial & Infrastructure group reported segment profit of $391 million, down from $476 million in 2013.  Total 2014 revenue for the segment declined 45 percent to $6.1 billion from $11.1 billion a year ago.  Results for the year reflect lower contributions from the mining and metals business line.  Full year new awards in 2014 totaled $3.3 billion, down from $6.6 billion in 2013.  New awards in the fourth quarter were $712 million including the A9 Holendrecht - Diemen road project in the Netherlands.  Year-end backlog declined to $7.3 billion, from $10.5 billion a year ago reflecting reduced mining and metals new award activity in the year.

The Government group reported segment profit of $93 million, compared to $161 million a year ago.  Segment profit in 2013 included unusually large nonrecurring contributions from the favorable resolution of several issues that spanned multiple years.  Segment profit in 2014 reflects reduced task order activities associated with the LOGCAP IV contract in Afghanistan.  Revenue for 2014 was $2.5 billion, compared to $2.7 billion a year ago.  New awards totaled $4.7 billion for the year, compared with $4.1 billion in 2013.  Fourth quarter 2014 new awards totaled $157 million and ending backlog was $4.7 billion.

Segment profit for Global Services was $74 million in 2014, compared to $120 million a year ago.  Revenue for the year declined slightly from $612 million in 2013 to $585 million in 2014.  Lower results for the year were mainly driven by reductions in the equipment business line’s mining-related activities and the withdrawal of equipment from Afghanistan.

Segment profit for the Power group was $31 million for 2014, up from $12 million a year ago primarily due to the substantial progress made on two gas-fired power plants.  Segment revenue for the year decreased 28 percent to $1.0 billion, compared with $1.4 billion a year ago, due to lower contributions from solar and gas-fired projects nearing completion.  New awards in 2014 were $1.1 billion, compared with $1.5 billion a year ago.  Fourth quarter new awards were $528 million, including a nuclear power plant maintenance services contract in California.  Ending backlog was $2.1 billion, which compares with $2.0 billion a year ago.

Fourth Quarter Results

Net earnings attributable to Fluor from continuing operations for the fourth quarter of 2014 were $220 million, or $1.41 per diluted share, which compares to $167 million, or $1.01 per diluted share, in 2013.  The effective tax rate of 23 percent in the fourth quarter of 2014 was lower than normal primarily due to the favorable resolution of tax audit issues.  The effective tax rate in the fourth quarter of 2013 was approximately 31 percent and included benefits from research and development tax credits and a domestic production activities deduction, which were partly offset by the adverse tax effect from a foreign loss without a tax benefit.  Current quarter segment profit was $346 million compared to $318 million a year ago and included improved contributions from the Oil & Gas and Power segments.  Results in the fourth quarter of 2013 included unusually large nonrecurring contributions related to the favorable resolution of several issues that spanned multiple years in the Government segment.  Corporate G&A expenses in the fourth quarter of 2014 were $53 million, compared with $65 million reported a year ago.  This improvement is mainly attributable to changes in stock price-driven compensation expenses.  Revenue for the quarter was $5.5 billion, which compares with $6.3 billion last year, mainly due to the completion of a number of mining and metals projects within the Industrial & Infrastructure segment and upstream projects in the Oil & Gas segment.  Fourth quarter new awards were $6.3 billion, and ending backlog was $42.5 billion.

Discontinued Operations

In October 2014, the Company entered into a settlement agreement with counsel for a number of plaintiffs who had filed lawsuits against the Company relating to the Doe Run lead business, which the Company sold in 1994.  During the fourth quarter the Company recorded an additional after-tax charge of approximately $6 million, or $0.04 per diluted share from discontinued operations.  For the twelve months ended December 31, 2014, the after-tax charge from discontinued operations was approximately $205 million, or $1.28 per diluted share.  In January 2015, the Company paid approximately $300 million pursuant to the settlement agreement.  The Company continues to seek to enforce its rights to indemnification from the buyer pursuant to the terms of the 1994 sale agreement.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 9:00 a.m. Eastern time on Wednesday, February 18, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects.  The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis.  For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors.  Headquartered in Irving, Texas, Fluor ranks 109 on the FORTUNE 500 list.  With more than 40,000 employees worldwide, the company’s revenue for 2014 was $21.5 billion.  Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the Company’s failure, or the failure of our agents or partners, to comply with laws, including anti-bribery laws, international trade laws or environmental, health and safety laws or regulations; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions, security breaches or inability to protect intellectual property; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; and the Company’s ability to secure appropriate insurance.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2015. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2014	2013
Revenue	$5,455.2	$6,291.5
Cost and expenses:
Cost of revenue	5,093.8	5,955.4
Corporate general and administrative expense	53.2	64.6
Interest expense, net	3.5	3.6
Total cost and expenses	5,150.5	6,023.6
Earnings from continuing operations before taxes	304.7	267.9
Income tax expense	69.8	82.9
Earnings from continuing operations	234.9	185.0
Loss from discontinued operations, net of taxes	(5.6)	—
Net earnings	229.3	185.0
Less: Net earnings attributable to noncontrolling interests	14.8	18.2
Net earnings attributable to Fluor Corporation	$214.5	$166.8

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$220.1	$166.8
Loss from discontinued operations, net of taxes	(5.6)	—
Net earnings	$214.5	$166.8

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.43	$1.03
Loss from discontinued operations, net of taxes	(0.04)	—
Net earnings	$1.39	$1.03
Weighted average shares	153.9	162.1

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.41	$1.01
Loss from discontinued operations, net of taxes	(0.04)	—
Net earnings	$1.37	$1.01
Weighted average shares	156.2	164.4

New awards	$6,288.1	$5,774.2
Backlog	$42,481.5	$34,907.1
Work performed	$5,298.5	$6,133.6

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

YEAR ENDED DECEMBER 31	2014	2013
Revenue	$21,531.6	$27,351.6
Cost and expenses:
Cost of revenue	20,132.6	25,986.4
Corporate general and administrative expense	182.7	175.1
Interest expense, net	11.4	12.5
Total cost and expenses	20,326.7	26,174.0
Earnings from continuing operations before taxes	1,204.9	1,177.6
Income tax expense	352.8	354.6
Earnings from continuing operations	852.1	823.0
Loss from discontinued operations, net of taxes	(204.6)	—
Net earnings	647.5	823.0
Less: Net earnings attributable to noncontrolling interests	136.6	155.3
Net earnings attributable to Fluor Corporation	$510.9	$667.7

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$715.5	$667.7
Loss from discontinued operations, net of taxes	(204.6)	—
Net earnings	$510.9	$667.7

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$4.54	$4.11
Loss from discontinued operations, net of taxes	(1.30)	—
Net earnings	$3.24	$4.11
Weighted average shares	157.5	162.6

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$4.48	$4.06
Loss from discontinued operations, net of taxes	(1.28)	—
Net earnings	$3.20	$4.06
Weighted average shares	159.6	164.4

New awards	$28,831.1	$25,085.6
Backlog	$42,481.5	$34,907.1
Work performed	$20,946.6	$26,739.8

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2014		2013
Revenue
Oil & Gas	$2,590.0		$3,001.5
Industrial & Infrastructure	1,691.2		2,202.2
Government	705.0		648.1
Global Services	156.7		157.8
Power	312.3		281.9
Total revenue	$5,455.2		$6,291.5

Segment profit $ and margin %
Oil & Gas	$189.5	7.3%	$121.6	4.1%
Industrial & Infrastructure	92.4	5.5%	87.4	4.0%
Government	36.7	5.2%	68.7	10.6%
Global Services	15.9	10.1%	39.9	25.3%
Power (1)	12.1	3.9%	0.3	0.1%
Total segment profit $ and margin %	$346.6	6.4%	$317.9	5.1%

Corporate general and administrative expense	(53.2)		(64.6)
Interest expense, net	(3.5)		(3.6)
Earnings attributable to noncontrolling interests	14.8		18.2
Earnings from continuing operations before taxes	$304.7		$267.9

YEAR ENDED DECEMBER 31	2014		2013
Revenue
Oil & Gas	$11,368.9		$11,519.8
Industrial & Infrastructure	6,061.7		11,081.7
Government	2,511.9		2,749.1
Global Services	585.0		611.8
Power	1,004.1		1,389.2
Total revenue	$21,531.6		$27,351.6

Segment profit $ and margin %
Oil & Gas	$673.4	5.9%	$441.1	3.8%
Industrial & Infrastructure	391.2	6.5%	476.0	4.3%
Government	92.7	3.7%	161.4	5.9%
Global Services	73.8	12.6%	119.7	19.6%
Power (1)	31.3	3.1%	11.7	0.8%
Total segment profit $ and margin %	$1,262.4	5.9%	$1,209.9	4.4%

Corporate general and administrative expense	(182.7)		(175.1)
Interest expense, net	(11.4)		(12.5)
Earnings attributable to noncontrolling interests	136.6		155.3
Earnings from continuing operations before taxes	$1,204.9		$1,177.6

(1)   Includes research and development expenses associated with NuScale totaling $12 million for both the three months ended December 31, 2014 and 2013, and $46 million and $53 million for the years ended December 31, 2014 and 2013, respectively.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2014	2013
Cash and marketable securities, including noncurrent	$2,441.9	$2,745.0
Total current assets	5,758.0	6,003.7
Total assets	8,194.4	8,323.9
Total short-term debt	28.7	29.8
Total current liabilities	3,330.9	3,407.2
Long-term debt	991.7	496.6
Shareholders’ equity	3,110.9	3,757.0

Total debt to capitalization % (based on shareholders’ equity)	24.7%	12.3%
Shareholders’ equity per share	$20.93	$23.29

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2014	2013

Cash provided by operating activities	$642.6	$788.9

Investing activities
Net (purchases) sales and maturities of marketable securities	8.9	(10.3)
Capital expenditures	(324.7)	(288.5)
Proceeds from disposal of property, plant and equipment	105.9	74.0
Proceeds from sales of equity method investments	44.0	3.0
Investments in partnerships and joint ventures	(38.7)	(27.1)
Consolidation of a variable interest entity	—	24.7
Acquisitions	—	(23.1)
Other items	5.5	12.7
Cash utilized by investing activities	(199.1)	(234.6)

Financing activities
Repurchase of common stock	(906.1)	(200.1)
Dividends paid	(126.2)	(78.7)
Proceeds from issuance of 3.5% Senior Notes	494.6	—
Repayment of 5.625% Municipal Bonds	—	(17.8)
Repayment of convertible debt and notes payable	(0.1)	(8.6)
Distributions paid to noncontrolling interests, net of capital contributions	(134.7)	(123.2)
Stock options exercised	24.2	52.8
Other Items	(18.1)	6.0
Cash utilized by financing activities	(666.4)	(369.6)

Effect of exchange rate changes on cash	(67.5)	(55.7)

Increase (decrease) in cash and cash equivalents	$(290.4)	$129.0

Depreciation	$191.7	$206.3

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2014		2013		% Chg

Oil & Gas	$4,891	78%	$4,185	72%	17%
Industrial & Infrastructure	712	11%	340	6%	109%
Government	157	3%	1,103	19%	(86)%
Power	528	8%	146	3%	NM
Total new awards	$6,288	100%	$5,774	100%	9%

YEAR ENDED DECEMBER 31	2014		2013		% Chg

Oil & Gas	$19,680	68%	$12,915	52%	52%
Industrial & Infrastructure	3,345	12%	6,624	26%	(50)%
Government	4,693	16%	4,047	16%	16%
Power	1,113	4%	1,500	6%	(26)%
Total new awards	$28,831	100%	$25,086	100%	15%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2014		2013		% Chg

Oil & Gas	$28,436	67%	$20,003	57%	42%
Industrial & Infrastructure	7,251	17%	10,493	30%	(31)%
Government	4,741	11%	2,404	7%	97%
Power	2,054	5%	2,007	6%	2%
Total backlog	$42,482	100%	$34,907	100%	22%

United States	$14,424	34%	$12,664	36%	14%
The Americas (excluding the United States)	12,694	30%	8,350	24%	52%
Europe, Africa and the Middle East	12,211	29%	11,363	33%	7%
Asia Pacific (including Australia)	3,153	7%	2,530	7%	25%
Total backlog	$42,482	100%	$34,907	100%	22%

NM - Not meaningful